EXHIBIT 99.1

Second Amendment To Stock Purchase Agreement

This Second Amendment to Stock Purchase Agreement (“Second Amendment”), effective as of March 5, 2010, amends that certain Stock Purchase Agreement effective February 9, 2010 (“Agreement”) and previously amended effective February 15, 2010 (“First Amendment”) between China Tel Group, Inc., a Nevada corporation (“Company”), and Excel Era Limited, a Hong Kong corporation (“Purchaser”).

The following sections of the Agreement and the First Amendment are amended as follows:

1.1           Sale and Issuance of Series A Common Stock.

Pursuant to the Agreement, the Company has issued and delivered to the Purchaser at the Closing of the Agreement 159,599,803 Shares (“Original Shares”).  The Purchaser authorizes the Company to cause the certificate representing the Original Shares to be cancelled and to instead issue the Purchaser a certificate for 106,399,869 Shares (“Amended Purchased Shares”), which represents twenty-four percent (24%) of the total Shares.

2.1           Purchase Price.

The purchase price (“Amended Purchase Price”) for the Amended Purchased Shares is $320,000,000.  The Amended Purchase Price is payable as follows: $1,000,000 previously paid at the Closing of the Agreement (“First Installment”); $239,000,000 on or before March 31, 2010 (“Second Installment”); and $80,000,000 on or before December 31, 2010 (“Third Installment”).

6.7           Default by the Purchaser.

The Purchaser shall not sell, transfer, distribute or otherwise convey more than the following number of the Purchased Shares prior to the payment to the Company of each of the following Installments:  no Shares prior to the Second Installment; and 70,933,246 Shares prior to the Third Installment.  If the Purchaser fails to pay any installment as required by this Second Amendment, the Purchaser shall return to the Company the following number of the Amended Purchased Shares, and the Purchaser shall not be obligated to pay nor the Company to accept any subsequent Installment: 106,399,869 Shares upon failure to pay the Second Installment; or 35,466,623 Shares upon failure to pay the Third Installment, respectively, as the case may be.  The Purchaser also agrees that, should the Purchaser fail to return said Shares to the Company on or before the applicable date described in this Section 6.7, the Company may cancel said Shares without further notice to the Purchaser, and the Purchaser shall thereby forfeit any and all rights it would otherwise have as the owner of said Shares.

Except as expressly amended, all other terms of the Agreement remain in full force and effect.

This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Second Amendment and all of which, when taken together, shall be deemed to constitute one and the same Amendment.

COMPANY:		PURCHASER:
CHINATEL GROUP, INC.		EXCEL ERA LIMITED

By:	/s/ George Alvarez	By:	/s/ Tsuing-Hsi (Charles) Wang
	George Alvarez		Tsuing-Hsi (Charles) Wang
	Chief Executive Officer		President